As filed with the Securities and Exchange Commission on September 29, 2009

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Artio Global Investors Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		13-6174048
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
330 Madison Ave. New York, NY 10017 (212) 297-3600
(Address of Principal Executive Offices)

Artio Global Investors Inc. 2009 Stock Incentive Plan (Full Title of the Plan)

Adam Spilka General Counsel and Corporate Secretary Artio Global Investors Inc. 330 Madison Ave. New York, NY 10017 (212) 297-3600
(Telephone Number, Including Area Code, of Agents for Service)

With a copy to:
Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Ave. New York, NY 10017 (212) 450-4000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(3)
Class A common stock, par value $0.001 per share	9,700,000	$26.00(2)	$252,200,000(2)	$14,073

(1)
This Registration Statement on Form S-8 (the “Registration Statement”) covers (A) shares of Class A common stock (“Class A Shares”) of Artio Global Investors Inc. (the “Company” or the “Registrant”) reserved for issuance under the Artio Global Investors Inc. 2009 Stock Incentive Plan (the “Plan”) and (B) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), any additional Class A Shares that become issuable under outstanding options or the plan by reason of any stock dividend, stock split, or other similar transaction.

(2)
Computed pursuant to Rule 457(h) of the Securities Act, solely for purposes of computing the registration fee, based on the initial public offering price indicated on the cover page of the Registrant’s Prospectus filed pursuant to Rule 424(b)(4) of the Securities Act, Registration File No. 333-149178.

(3)	Rounded up to the nearest penny.

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b).  Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)    The Company’s prospectus, dated September 23, 2009 filed pursuant to Rule 424(b) under the Securities Act (Registration No. 333-149178), which contains audited (i) consolidated statements of financial position as of December 31, 2007 and 2008, (ii) consolidated statements of income for the years ended December 31, 2006, 2007 and 2008, (iii) consolidated statements of statements of stockholder’s equity and other comprehensive income for the years ended December 31, 2006, 2007 and 2008 and (iv) consolidated statements of cash flows for the years ended December 31, 2006, 2007 and 2008.

(b)    The description of the Class A Shares contained in the Registration Statement on Form 8-A (Registration No. 001-34457), filed on September 14, 2009, pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees).  The Registrant’s amended and restated certificate of incorporation provides that it must indemnify its directors and officers to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.  The Registrant’s certificate of incorporation provides for such limitations on liability for its directors.

The Registrant currently maintains liability insurance for its directors and officers.  In connection with the Registrant’s initial public offering, the Registrant will obtain additional liability insurance for its directors and officers.  Such insurance would be available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-149178) for provisions providing that the underwriters are obligated under certain circumstances to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number
4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-149178))

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-149178))

5	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of KPMG LLP, independent registered public accountants

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99.1	Artio Global Investors Inc. 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-149178))

Item 9.  Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 29, 2009.

Artio Global Investors Inc. (Registrant)

By:	/s/ Richard Pell
	Name:	Richard Pell
	Title:	Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen Wisher, Tony Williams and Adam Spilka, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Pell	Principal Executive
Richard Pell	Officer and Director	September 29, 2009

/s/ Francis Harte	Principal Financial and Accounting
Francis Harte	Officer	September 29, 2009

/s/ Glen Wisher
Glen Wisher	President and Director	September 29, 2009

/s/ Elizabeth Buse
Elizabeth Buse	Director	September 29, 2009

/s/ Duane R. Kullberg
Duane R. Kullberg	Director	September 29, 2009

/s/ Francis Ledwidge
Francis Ledwidge	Director	September 29, 2009

EXHIBIT INDEX

Exhibit Number
4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-149178))

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-149178))

5	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of KPMG LLP, independent registered public accountants

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99.1	Artio Global Investors Inc. 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-149178))